Exhibit 99.2

SUMMARY

[References to EBITDA refer to EBITDA as defined in footnote (3) to our summary historical and pro forma consolidated financial and other operating data below. Unless specifically indicated otherwise or the context clearly indicates otherwise, references to “we,” “us” or “the Company” refer to United Refining Company and its subsidiaries. All references to a fiscal year refer to the year ended August 31 of the stated year. Unless specifically indicated otherwise or the context clearly indicates otherwise, all references to “notes” shall refer to the $100,000,000 aggregate principal value of notes offered by the Company in its current private placement offering and not the $225,000,000 aggregate principal amount of the same series of notes previously issued by the Company pursuant to the indenture dated as of August 4, 2004, which notes are sometimes refer to as the “previously issued notes.”]

The Company

We are the leading integrated refiner and marketer of petroleum products in our primary market area, which encompasses western New York and northwestern Pennsylvania. We own and operate a medium complexity 65,000 barrel per day (“bpd”) petroleum refinery in Warren, Pennsylvania where we produce a variety of products, including various grades of gasoline, ultra low sulfur diesel fuel, kerosene, No. 2 heating oil and asphalt. Operations are organized into two business segments: wholesale and retail. The wholesale segment is responsible for the acquisition of crude oil, petroleum refining, supplying petroleum products to the retail segment and the marketing of petroleum products to wholesale and industrial customers. The retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names at a network of 371 Company-operated retail units and convenience and grocery items through Company-owned gasoline stations and convenience stores under the Red Apple Food Mart® and Country Fair® brand names.

For the last twelve months ended February 28, 2007, we had total net sales of $2.4 billion, of which approximately 53% were derived from gasoline sales, approximately 39% were from sales of other petroleum products and 8% were from sales of merchandise and other revenue. Our capacity utilization rates have averaged over 96% for the last five years.

Industry Overview

We are a regional refiner and marketer located primarily in Petroleum Administration for Defense Districts I (“PADD I”). As of January 1, 2006, there were 13 operable refineries operating in PADD I with a combined crude processing capacity of 1.6 million bpd, representing approximately 10% of U.S. refining capacity. Petroleum product consumption during calendar year 2005 in PADD I averaged 6.6 million bpd, representing approximately 31% of U.S. demand based on industry statistics reported by the Energy Information Administration (“EIA”). According to the EIA, prime supplier sales volume of gasoline in the region grew by approximately 8.1% during the five-year period ending December 2005. Refined petroleum production in PADD I is insufficient to satisfy demand for such products in the region, making PADD I a net importer of such products. We believe that domestic refining capacity utilization is close to maximum sustainable limits because of the existing high throughput coupled with a minimal change in refining capacity.

Refining Operations

The Company’s refinery is located on a 92-acre site in Warren, Pennsylvania. The refinery has a nominal capacity of 65,000 bpd of crude oil processing and averaged saleable production of approximately 67,200 bpd for the last twelve months ended February 28, 2007. In March 2006, the distillate hydrotreater unit was shut down to modify it for ultra low sulfur diesel production. The reformer was shut down for 9 days and the distillate hydrotreater was shut down for 17 days. The distillate hydrotreater modifications enabled the Company to meet its requirement to produce ultra low sulfur diesel fuel.

We produce three primary petroleum products: gasoline, middle distillates, and asphalt. We presently produce two grades of unleaded gasoline, 87-octane regular and 93-octane premium. We also blend our 87 and 93 octane gasoline to produce a mid-grade 89-octane. In the last twelve months ended February 28, 2007, approximately 82% of our gasoline production was sold through our retail network and the remaining 18% of such production was sold to wholesale customers. Middle distillates include kerosene, ultra low sulfur diesel fuel, and No. 2 heating oil. For the last twelve months ended February 28, 2007, approximately 79% of our distillate production was sold to wholesale customers and the remaining 21% through our retail network. We optimize our bottom of the barrel processing by producing asphalt, a higher value alternative to residual fuel oil. Asphalt production as a percentage of all refinery production has exceeded 26% over the last five fiscal years due to our ability and decision to process a larger amount of less costly heavy higher sulfur content crude oil in order to realize higher overall refining margins.

Our refinery is located in northwestern Pennsylvania and is geographically distant from the majority of PADD I refining capacity. The nearest fuels refinery is over 160 miles from Warren, Pennsylvania and we believe that no significant production from such refinery is currently shipped into our primary market area.

We recently completed a maintenance and enhancement turnaround of crude unit and related operations. In addition to normal maintenance work, we upgraded the operation to allow it to meet the 30 parts per million (“ppm”) low sulfur gasoline requirement of the federal Clean Air Act effective January 1, 2008. We also invested to allow the expansion of the crude unit and related operations to process crude from the current 65,000 bpd capacity to 70,000 bpd. The upgrade also allows the facility to run up to 80% of its slate as heavy, sour crude.

Marketing and Distribution Operations

We have a long history of service within our market area. Our first retail service station was established in 1927 near the Warren, Pennsylvania refinery, and we have steadily expanded our distribution network over the years.

We maintain an approximate 59% / 41% split between sales at our rural and urban units. We believe this to be advantageous, balancing the higher gross margins and lower volumes often achievable due to decreased competition in rural areas with higher volumes and lower gross margins in urban areas. We believe that our network of rural convenience store units provide an important alternative to traditional grocery store formats. In the last twelve months ended February 28, 2007, approximately 82% and 21% of our gasoline and distillate production, respectively, was sold through this retail network.

We continue to have a 50% interest in a joint venture for the production and marketing of asphalt products in Cordova, Alabama with an unrelated entity.

We deliver asphalt from the refinery to end user contractors by truck or railcar in addition to re-supplying our asphalt terminals in Rochester, New York and Pittsburgh, Pennsylvania.

Retail Operations

As of February 28, 2007, we operated a retail-marketing network (including those stores operated under a management agreement) that includes 371 retail units, of which 170 are located in western New York, 188 in northwestern Pennsylvania and 13 in eastern Ohio. We own 186 of these units. The retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names and grocery items under the Red Apple Food Mart® and Country Fair® brand names. We believe that Red Apple Food Mart®, Kwik Fill®, Country Fair®, Keystone® and Citgo® are well-recognized names in our marketing areas. Approximately 20% of the gasoline stations within this network are branded Citgo® pursuant to a license agreement granting us the right to use Citgo’s applicable brand names, trademarks and other forms of Citgo’s identification. We believe that the Company operation of our retail units provides us with a significant advantage over competitors that operate wholly or partly through dealer arrangements because we have greater control over pricing and operating expenses.

We classify our retail stores into four categories: convenience stores, limited gasoline stations, truck stop facilities, and other stores. Convenience stores sell a wide variety of foods, snacks, cigarettes and beverages and also provide self-service gasoline. 109 of our 371 retail outlets include quick serve restaurants where food is prepared on the premises for retail sales and also distribution to our other nearby units that do not have in-store delicatessens. Limited gasoline stations sell gasoline, cigarettes, oil and related car care products and provide full service for gasoline customers. Truckstop facilities sell gasoline and diesel fuel on a self-service and full-service basis. All truckstops include either a full or mini convenience store, and one has a motel.

Total merchandise sales for the last twelve months ended February 28, 2007 were $204.3 million, with a gross profit of approximately $55.6 million. Gross margins on the sale of convenience merchandise averaged 27.2% for the last twelve months ended February 28, 2007 and have been approximately 28% for the last three years. Merchandise sales have shown continued positive growth.

Wholesale Marketing and Distribution

In the last twelve months ended February 28, 2007, we sold on a wholesale basis approximately 49,200 bpd of gasoline, distillate and asphalt products to distributor, commercial, and government accounts. In addition, we sell approximately 1,000 bpd of propane to liquefied petroleum gas marketers. In the last twelve months ended February 28, 2007, our production of gasoline, distillate, and asphalt sold at wholesale was 18%, 79%, and 100%, respectively. We sell approximately 98% of our wholesale gasoline and distillate products from our refinery in Warren, Pennsylvania, and our Company-owned and operated product terminals. The remaining 2% are sold through third-party exchange terminals.

Our wholesale gasoline customer base includes 52 branded dealer/distributor units operating under our proprietary “Keystone®” and “Kwik Fill®” brand names. Long-term dealer/distributor contracts accounted for approximately 16% of our wholesale gasoline sales in the last twelve months ended February 28, 2007. Supply contracts generally range from three to five years in length, with branded prices based on our prevailing wholesale rack price in Warren.

We believe that the location of our refinery provides us with a transportation cost advantage over our competitors, which is significant within an approximately 100-mile radius of our refinery. For example, in Buffalo, New York over our last five fiscal years, including fiscal 2006, we have experienced an approximately 1.86 cents per gallon transportation cost advantage over those competitors who are required to ship gasoline by pipeline and truck from New York Harbor sources to Buffalo. In addition to this transportation cost advantage, our proximity to local accounts allows us greater range of shipment options, including the ability to deliver truckload quantities of approximately 210 barrels versus much larger 10,000 barrel pipeline batch deliveries, and faster response time, and thus we can enhance service to our customers.

We have a significant share of the asphalt market in southwestern New York and western and central Pennsylvania as well as in the greater metro areas of Pittsburgh, Pennsylvania and Rochester and Buffalo, New York. We distribute asphalt from the refinery by railcar and truck transport to our owned and leased asphalt terminals in such cities or their suburbs. Asphalt can be purchased or exchanged in the Gulf Coast area and delivered by barge to third party or Company-owned terminals near Pittsburgh. Our ability to market asphalt is critical to the performance of our refinery. Sales of paving asphalt generally occur during the period May 1 through October 31 based on weather conditions. Partially mitigating the seasonality of the asphalt paving business is our ability to sell asphalt year-round to roofing shingle manufacturers. In the last twelve months ended February 28, 2007, we sold 8.0 million barrels of asphalt while producing 6.8 million barrels. This difference is primarily attributed to us purchasing product for resale, predominantly for our Cordova, Alabama joint venture facility.

Competitive Strengths

Transportation Cost Advantage

We believe that the location of our 65,000 bpd refinery in Warren, Pennsylvania provides us with a transportation cost advantage over our competitors, which is significant within a 100-mile radius of the refinery. For example, in Buffalo, New York over the last 5 fiscal years, we enjoyed a 1.86 cents per gallon transportation cost advantage over competitors who are required to ship gasoline by pipeline and truck from New York harbor sources to Buffalo. Over the last twelve months ended February 28, 2007, this advantage has improved to approximately 1.96 cents per gallon.

Access to Reliable and Long-Term World Crude Supplies

We own and operate the Kiantone pipeline, a 78-mile long crude oil pipeline which connects the refinery to Canadian, U.S. and world crude oil sources through the Enbridge pipeline system. The pipeline system provides us access to a long-term supply of lower cost heavy crude from Western Canada and provides the flexibility to access crude supply from domestic and other global sources.

Strong Domestic Refining & Market Industry Fundamentals

According to statistics reported by the U.S. Energy Information Administration (the “EIA”), there was an approximately 3.6 million bpd shortfall between domestic petroleum product demand and domestic refining capacity in 2005. EIA estimates that the domestic supply shortfall will likely widen in the foreseeable future since environmental regulations are likely to limit domestic refining capacity expansion. As a consequence of the supply shortfall, we believe that domestic refining capacity utilization levels are currently at maximum sustainable limits. We believe that the high utilization rates coupled with little anticipated crude capacity expansion is likely to result in a strong refining margin environment for the industry over the long term.

Strong Market Share in Core Market

We are a niche refiner and marketer with a geographic focus on the western New York and northwestern Pennsylvania market. By virtue of our long standing history in the market, significant retail outlet density and recognizable brand names, we have been able to achieve a significant share of this market. For example, we believe we have a 70% share of the Erie County, Pennsylvania retail market for gasoline and distillates. Similarly, we believe we control approximately 70% of the asphalt market within a 120 mile radius of the refinery.

Favorable Light/Heavy Crude Differential

Due to the increasing availability and supply of heavy, sour grades of crude from Western Canada, Mexico, Venezuela and the Middle East and the higher absolute price of West Texas Intermediate (“WTI”), the pricing differential between heavy and lighter crude grades (e.g. WTI) continues at high levels. For the first two quarters of fiscal year 2007, the Canadian heavy light differential was approximately $19.09 per barrel, or bbl. The Enbridge pipeline provides us with year round access to Canadian heavy crude. With our current process configuration, heavy crude makes up approximately 57% of our crude slate. We intend to construct refinery infrastructure to position us to process a heavier sour crude slate, which we believe will maximize the benefit of a favorable light/heavy crude differential and increase crude throughput capacity to 70,000 bpd. Refinery changes made during our recent maintenance and enhancement turnaround of our crude unit and related operations (larger crude vacuum bottom pumps) and changes that will be made in the next 60 days (additional pumps on the Kiantone Pipeline) will allow for increased levels heavy crude processing as high as 80% of the crude slate.

Seasoned Management Team

We have an experienced senior level management team with an average of 26 years of industry-related experience.

Business Strategy

Our strategy is to strengthen our position as a leading producer and marketer of high quality refined petroleum products within our market area. We plan to accomplish this strategy through continued attention to optimizing our operations, resulting in the lowest possible crude and overhead costs, and continuing to improve and enhance our retail and wholesale positions. More specifically, we intend to:

•	Maximize the favorable economic impact of our transportation cost advantage by increasing our retail and wholesale market shares within our market area.

•	Optimize profitability by managing feedstock costs, product yields, and inventories through our refinery feedstock management program and our system-wide distribution model.

•	Continue to investigate additional strategic acquisitions and capital improvements to our existing facilities.

•

Construct refinery infrastructure to position us to process a heavier sour crude slate, which we believe will maximize the benefit of a favorable light/heavy crude differential and increase crude throughput capacity to 70,000 bpd.

Outlook

Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon numerous factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future.

The Offering

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness, and senior to any of our subordinated indebtedness. The guarantees of the notes by our subsidiaries will rank equally to all of such subsidiaries’ existing and future senior unsecured obligations. The notes and the subsidiary guarantees thereof will be effectively subordinated to all secured indebtedness of ours and the subsidiary guarantors to the extent of the assets securing such indebtedness. As of February 28, 2007, we and the subsidiary guarantors had $22.6 million of secured indebtedness.

Summary Historical and Pro Forma Consolidated Financial and Other Operating Data

The following tables set forth certain summary historical and pro forma financial and operating data as of and for the periods indicated. The summary financial data for the years ended August 31, 2004, 2005 and 2006 and the balance sheet data as of August 31, 2005 and 2006 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in our Annual Report on Form 10-K for the year ended August 31, 2006, which report is included in this offering memorandum as Annex A. The summary historical financial data for the six months ended February 28, 2006 and 2007 and the balance sheet data as of February 28, 2007 have been derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007, which report is included in this offering memorandum as Annex C. Results for the interim periods are not necessarily indicative of the results for the full year. The operating information for all periods presented has been derived from our accounting and financial records.

	Year Ended August 31,			Six Months Ended February 28,		Last Twelve Months Ended February 28,
	2004	2005	2006	2006	2007	2007
	(dollars in thousands)
Income Statement Data:
Net sales	$1,488,937	$1,890,189	$2,437,052	$1,080,477	$1,077,377	$2,433,952
Gross margin(1)	277,716	294,173	418,426	166,486	143,799	395,739
Refining operating expenses(2)	104,938	120,305	144,389	80,643	64,247	127,993
Selling, general and administrative expenses	111,808	117,644	128,781	62,003	67,181	133,959
Operating income	48,517	43,538	132,066	17,258	5,394	120,202
Interest expense	21,445	24,661	24,645	12,428	12,095	24,312
Interest income	22	133	750	215	989	1,524
Other income (expense)	(2,201)	(3,062)	(1,898)	131	(1,682)	(3,711)
Equity in net earnings of affiliate	672	864	2,190	905	835	2,120
Loss on early extinguishment of debt	(6,770)	—	—	—	—	—
Income (loss) before income tax expense (benefit)	18,795	16,812	108,463	6,081	(6,559)	95,823
Income tax expense (benefit)	7,400	6,900	44,449	2,540	(2,690)	39,219
Net income (loss)	11,395	9,912	64,014	3,541	(3,869)	56,604

Balance Sheet Data (at end of period):
Total assets	366,382	418,837	516,771	447,240	475,002	475,002
Total debt	212,948	227,141	228,014	252,023	246,339	246,339
Total stockholder’s equity	47,106	50,873	91,853	47,855	78,894	78,894

Selected Financial Data:
EBITDA(3)	60,088	57,966	150,339	27,324	14,243	137,258
Depreciation and amortization	16,620	16,493	17,231	8,815	8,707	17,123
Capital expenditures (cash)	10,075	11,858	21,719	10,968	17,033	27,784

Pro Forma(8) Credit Ratios:
Ratio of EBITDA(3) to interest expense(4)						4.0 x
Ratio of long-term debt(5) to EBITDA(3)						2.4 x
Ratio of net debt(6) to EBITDA(3)						1.7 x

	Year Ended August 31,			Six Months Ended February 28,		Last Twelve Months Ended February 28,
	2004	2005	2006	2006	2007	2007
Operating Information:
Refining Operations:
Crude oil input (mbbls/day)	63.7	63.7	65.8	66.8	66.9	65.9
Utilization	98.0%	98.0%	101.3%	102.7%	103.0%	101.4%
Total saleable refinery production (mbbls/day)	65.2	65.5	67.5	68.8	68.2	67.2
Gasoline	27.9	27.5	28.5	29.5	30.0	28.7
Middle distillates	16.6	17.4	18.1	19.2	16.8	16.8
Asphalt	17.4	18.3	18.4	18.5	19.1	18.6
Total saleable products (mbbls/day) (production & purchases)	71.0	71.5	73.2	74.0	75.2	73.8
Gross profit (per bbl)	$2.66	$2.94	$6.17	$2.50	$1.64	$5.71
Refining operating expenses (per bbl)	$4.04	$4.61	$5.41	$6.02	$4.72	$4.75

Retail Network:
Number of stores (at period end)(7)	312	313	310	311	308	308
Gasoline volume (m gal)	296,518	296,899	297,608	141,553	149,274	305,328
Gasoline gross profit (cents/gal)	15.7	13.1	16.2	16.5	17.7	16.9
Average gasoline volume per store (m gal/month)	81.6	81.4	82.1	78.1	82.9	84.8
Distillate volume (m gal)	47,008	47,001	53,510	25,609	26,901	54,801
Distillate gross profit (cents/gal)	11.19	11.27	11.76	14.19	15.84	12.62
Merchandise sales (in thousands)	$180,701	$189,244	$199,473	$93,165	$97,973	$204,281
Merchandise gross margin	28.6%	28.0%	27.4%	27.3%	27.0%	27.2%
Merchandise gross profit (in thousands)	$51,650	$53,060	$54,572	$25,464	$26,475	$55,582
Average merchandise sales per store/per month (in thousands)	$48.3	$50.4	$53.6	$49.9	$53.0	$55.3

(1)	Gross margin is defined as gross profit plus refining operating expenses. Refinery operating expenses are expenses incurred in refining and included in cost of goods sold in our consolidated financial statements. Refining operating expenses equals refining operating expenses per barrel, multiplied by the volume of total saleable products per day, multiplied by the number of days in the period.
(2)	Refining operating expenses include refinery fuel produced and consumed in refinery operations.
(3)	EBITDA represents net income (loss), excluding gains on early extinguishment of debt as per the Indenture, plus interest expense, taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) measure of a company’s profitability or liquidity. We use this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of our debt agreements. Our method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.
(4)	Interest expense includes interest expense for existing outstanding debt, as well as for pro forma debt, as reflected under “Capitalization.”
(5)	Long-term debt is defined as total debt including current maturities less Revolving Credit Facility, as reflected under “Capitalization.”
(6)	Net debt is defined as pro forma total debt, less pro forma cash, as reflected under “Capitalization.”
(7)	Excludes 63 stores operated under long-term management agreements.
(8)	Pro forma ratios are calculated under the assumption that the proposed offering has been in effect for the last twelve months ended February 28, 2007.

	Year Ended August 31,			Six Months Ended February 28,		Last Twelve Months Ended February 28,
	2004	2005	2006	2006	2007	2007
EBITDA Reconciliation:
Net income (loss)	$11,395	$9,912	$64,014	$3,541	$(3,869)	$56,604
Interest expense	21,445	24,661	24,645	12,312	11,979	24,312
Income tax expense (benefit)	7,400	6,900	44,449	2,540	(2,690)	39,219
Depreciation	12,453	12,687	13,190	6,582	6,977	13,585
Amortization	4,167	3,806	4,041	2,349	1,846	3,538
Prepayment of debt refinancing	3,228	—	—	—	—	—

EBITDA	$60,088	$57,966	$150,339	$27,324	$14,243	$137,258

RISK FACTORS

Risks Relating to the Business

Substantial Leverage and Ability to Service and Refinance Debt

Upon issuance of the notes offered hereby as of February 28, 2007, on a pro forma basis, our estimated aggregate total debt will be approximately $349.8 million and our stockholder’s equity will be approximately $78.9 million. In addition, subject to the restrictions in the indenture and the Revolving Credit Facility described in “Description of Certain Indebtedness,” we may incur additional indebtedness from time to time to provide working capital, to finance acquisitions or capital expenditures or for other corporate purposes.

The level of our indebtedness could have important consequences to holders of the notes, including: (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) our level of indebtedness could limit our flexibility in planning for and reacting to changes in the industry and economic conditions generally.

Our ability to pay interest and principal on the notes and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, most of which are beyond our control. We anticipate that our operating cash flow, together with borrowings under the Revolving Credit Facility, will be sufficient to meet our operating expenses and capital expenditures, to sustain operations and to service our interest requirements as they become due. If we are unable to generate sufficient cash flow to service our indebtedness and fund our capital expenditures, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness (including the notes and the previously issued notes) or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. Our ability to meet our debt service obligations will be dependent upon our future performance which, in turn, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007, which report is included in this offering memorandum as Annex C.

Volatility of Crude Oil Prices and Refining Margins

We are engaged primarily in the business of refining crude oil and selling refined petroleum products. Our earnings and cash flows from operations are dependent upon us realizing refining and marketing margins at least sufficient to cover our fixed and variable expenses. The cost of crude oil and the prices of refined products depend upon numerous factors beyond our control, such as the supply of and demand for crude oil, gasoline and other refined products, which are affected by, among other things, changes in domestic and foreign economies, political events, and instability or armed conflict in oil producing regions, production levels, weather, the availability of imports, the marketing of gasoline and other refined petroleum products by our competitors, the marketing of competitive fuels, the impact of energy conservation efforts, and the extent of domestic and foreign government regulation and taxation. A large, rapid increase in crude oil prices would adversely affect our operating margins if the increased cost of raw materials could not be passed to our customers on a timely basis, and would adversely affect our sales volumes if consumption of refined products, particularly gasoline, were to decline as a result of such price increases. A sudden drop in crude oil prices would adversely affect our operating margins since wholesale prices typically decline promptly in response thereto, while we will be paying the higher crude oil prices until our crude supply at such higher prices is processed. The prices which we may obtain for our refined products are also affected by regional factors, such as local market conditions and the operations of competing refiners of petroleum products as well as seasonal factors influencing demand for such products. In addition, our refinery throughput and operating costs may vary due to scheduled and unscheduled maintenance shutdowns.

We do not manage the price risk related to all of our inventories of crude oil and refined products with a permanent formal hedging program, but we do manage our risk exposure by managing inventory levels and by selectively applying hedging activities. At August 31, 2006, the Company had open futures positions of 1,400,000 barrels of crude oil puts that expire in future periods. The purchase cost of these puts was $1,190,000. Through November 10, 2006, the Company realized gains of $3,898,500 by liquidating all of its hedging positions. The Company has no open future positions as of February 28, 2007.

At February 28. 2007, we were exposed to the risk of market price declines with respect to a substantial portion of our crude oil and refined product inventories.

If we are unable to generate sufficient cash flow to service our indebtedness and fund our capital expenditures, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness (including the notes) or seeking additional equity capital. There can be no assurance that any of these strategies could be affected on satisfactory terms, if at all. Our ability to meet our debt service obligations will be dependent upon our future performance which, in turn, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Competition

Many of our competitors are fully integrated companies engaged on a national and/or international basis in many segments of the petroleum business, including exploration, production, transportation, refining and marketing, on scales much larger than ours. Large oil companies, because of the diversity and integration of their operations, larger capitalization and greater resources, may be better able to withstand volatile market conditions, compete on the basis of price, and more readily obtain crude oil in times of shortages.

We face strong competition in our market for the sale of refined petroleum products, including gasoline. Such competitors have in the past and may in the future engage in marketing practices that result in profit margin deterioration for us for periods of time, causing an adverse impact on us.

Concentration of Refining Operations

All of our refinery activities are conducted at our facility in Warren, Pennsylvania. In addition, we obtain substantially all of our crude oil supply through our owned and operated Kiantone Pipeline. Any prolonged disruption to the operations of our refinery or the Kiantone Pipeline, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons, would have a material adverse effect on our business, results of operations or financial condition. In order to minimize the effects of any such incident, we maintain a full schedule of insurance coverage which includes, but is not limited to, property and business interruption insurance. The property insurance policy has a combined loss limit for a property loss at our refinery and business interruptions of $300 million. A deductible of $5 million applies to physical damage claims, with a 45-day wait period deductible for business interruption. We believe that our business interruption coverage is adequate. However, there can be no assurance that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet our needs if such an event were to occur.

Impact of Environmental Regulation; Government Regulation

Our operations and properties are subject to increasingly more stringent environmental laws and regulations, such as those governing the use, storage, handling, generation, treatment, transportation, emission, release, discharge and disposal of certain materials, substances and wastes, remediation of areas of contamination and the health and safety of employees. These laws may impose strict, and under certain circumstances, joint and several, liability for remediation costs and also can impose responsibility for natural resource damages. Failure to comply, including failure to obtain required permits, can also result in significant fines and penalties, as well as potential claims for personal injury and property damage.

We cannot predict the nature, scope or effect of environmental legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted. The nature of our operations and previous operations by others at certain of our facilities exposes us to the risk of claims under those laws and regulations. There can be no assurance that material costs or liabilities will not be incurred in connection with such claims, including potential claims arising from discovery of currently unknown conditions.

Taxes

Our operations and products will be subject to taxes imposed by federal, state and local governments, which taxes have generally increased over time. There can be no certainty of the effect that increases in these taxes, or the imposition of new taxes, could have on us, or whether such taxes could be passed on to our customers.

Nature of Demand for Asphalt

For the twelve months ended February 28, 2007, asphalt sales represented 14.9% of our total revenues. Over the same period, approximately 81% of our asphalt was produced for use in paving or repaving roads and highways. The level of paving activity is, in turn, dependent upon funding available from federal, state and local governments. Funding for paving has been affected in the past, and may be affected in the future, by budget difficulties at the federal, state or local levels. A decrease in demand for asphalt could cause us to sell asphalt at significantly lower prices or to curtail production of asphalt by processing more costly lower sulfur content crude oil which would adversely affect refining margins. In addition, paving activity in our marketing area generally ceases in the winter months. Therefore, much of our asphalt production during the winter must be stored until warmer weather arrives, resulting in deferred revenue and inventory buildups each year.

Controlling Stockholder

John A. Catsimatidis, Chairman of the Board and Chief Executive Officer of the Company, indirectly owns all of our outstanding voting stock. By virtue of such stock ownership, Mr. Catsimatidis has the power to control all matters submitted to our stockholders and to elect all of our directors.

Restrictions Imposed by Terms of Indebtedness

The terms of the Revolving Credit Facility, the indenture pursuant to which the previously issued notes were, and the notes offered hereby will be, issued and the other agreements governing our indebtedness impose operating and financing restrictions on us and our subsidiaries. Such restrictions affect, and in many respects limit or prohibit, among other things, our ability and our subsidiaries’ ability to incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities which will be in our interest.

Our Pension Plans are Currently Underfunded

Substantially all of our employees are covered by three noncontributory defined benefit pension plans. As of August 31, 2006, as measured under FAS 87 (which is not the same as the measure used for purposes of calculating required contributions and potential liability to the Pension Benefit Guaranty Corporation, or PBGC), the aggregate accumulated benefit obligation under our pension plans was approximately $58.7 million and the value of the assets of the plans was approximately $45.1 million. In fiscal 2006, we contributed $4.4 million to the three plans, and we have made additional contributions to our pension plans of $6.2 million in fiscal year 2007. If the performance of the assets in our pension plans does not meet our expectations or if other actuarial assumptions are modified, our contributions for future years could be higher than we expect.

Our pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the PBGC generally has the authority to terminate an underfunded pension plan if the possible long-run loss of the PBGC with respect to the plan may reasonably be expected to increase unreasonably if the plan is not terminated. In the event our pension plans are terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

Furthermore, in September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“Statement 158”), an amendment of Statements 87, 88, 106, and 132(R), which will be effective for fiscal years ending after June 15, 2007. Statement 158 requires an entity to recognize in its statement of financial position an asset for defined benefit postretirement plan’s overfunded status or a liability for a plan’s underfunded status, measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. Under Statement 158, the Company will be required to recognize the funded status of its defined benefit postretirement plans and to provide the required disclosures.